Exhibit 99.3

Employee FAQ

Q: What does this announcement mean, and what are the next steps?

A: We announced today that we have signed an agreement with Hortonworks, under which Cloudera and Hortonworks will join together into a single company branded as Cloudera, Inc. We anticipate that the closing of our deal will take place in the first quarter of calendar 2019. In the meantime, it’s business as usual at both companies. Until the deal is officially closed, we will continue to operate independently. There are very important legal reasons for our continued operational separateness that will be explained in this FAQ and in other materials shared with employees.

Q: Why are we merging?

A: We agreed to combine with Hortonworks because we can create a stronger company together, and move faster toward our product and innovation goals.

By concentrating on a single shared platform, we’ll move faster and deliver more, driving value for customers and both new and expansion revenue growth. We each have products and services not offered by the other, and large installed bases. By joining together, we can cross-sell and upsell those distinguished products to our shared customer base. In addition, financial investors value cash flow and revenues, and the combined company has a better profile than either of us does separately.

Please see the Press Release and presentation to investors issued today for more information on why we believe the combined company will be successful.

Q: What are the terms of the agreement?

Cloudera and Hortonworks have agreed to combine in a tax-free, stock-for-stock merger. At the closing, each share of Hortonworks stock will be exchanged for 1.305 shares of Cloudera stock. This exchange ratio will result in Cloudera and Hortonworks stockholders holding about 60% and 40% of the combined company at closing, respectively. This ratio was determined by using an average closing price over a defined period of days prior to our signing the agreement.

Q: What does “closing” of this deal entail and when will it happen?

A: Now that the merger agreement has been signed and the deal is announced, the companies will shift to preparing for closing and successfully integrating business operations. There are multiple regulatory filings that must be made, including antitrust filings and SEC filings, which can take multiple months. In addition, the stockholders of each company must meet and vote to approve the deal. We anticipate that closing of our deal will take place in the first quarter of calendar 2019.

Q: What will be the name of the new company?

A: As mentioned above, we will retain the name Cloudera, Inc.

Q: Who will be on the leadership team of the combined company?

A: The 10 member board of directors will consist of five members from the current Cloudera board, four members from the current Hortonworks board, and one new member to be chosen at a future date. Tom Reilly will be the CEO, and will remain on the board. Jim Frankola will be the CFO. Hortonworks’s current COO will be the COO of the combined companies. We are committed to ensuring we have the best go-forward leadership team, leveraging top talent from each company. Leadership from both companies will be working in the coming weeks to identify the full leadership team, and additional changes will be announced as we complete the integration process.

Q: What does this mean for employees?

The merger is not yet closed, so there is no job responsibility difference for employees at this time. Leadership teams from both companies are developing a comprehensive integration plan for the merger that will be implemented after the closing, and employees from each company will be participating in this planning and execution process. We will be methodical and thoughtful about decisions relating to organizational changes as we build the combined company with the best people. But, as mentioned, these plans are still being formulated and our deal will not close for several months, so we are not announcing specific plans at this time. We ask for your patience while we develop our plans and communicate them at the appropriate time.

Q: Will this merger affect my benefits?

A: The merger will have no immediate effect on Cloudera employee benefits.

Q: How will my job be impacted?

A transition team is being created, including representatives from both Cloudera and Hortonworks, to ensure we go through a careful and thoughtful process for bringing our companies together. Until closing, it is business as usual and we do not anticipate making changes before we close.

As a combined company, we have the opportunity to leverage the incredible talent possessed by both of our companies. As with any merger there will be some duplication of roles, but we anticipate that the majority of employees will continue forward with the company. Our intent is that everyone feels like a winner and we are strongly committed to providing visibility and clarity on decisions as soon as we can. Employees who are not able to continue with the company moving forward will be provided packages to assist with the transition and support their next steps.

Q: Before closing, can we collaborate with Hortonworks employees on customer accounts, selling activities, product alignment, etc.?

A: The short answer is “no.” Before closing, we will remain separate companies and we must continue to behave as separate companies. As one example, we cannot share pricing or other sensitive customer account information or any other competitively sensitive information. We cannot coordinate our sales activities or channels activities in any manner. We must continue to treat Hortonworks as we have in the past. It is very important that Cloudera employees not contact any Hortonworks employees (and vice versa) until the merger is completed. Violation of these rules could run afoul of the antitrust laws and put the transaction in jeopardy. There will be small groups, with legal oversight, who are specifically tasked to communicate and plan these items with Hortonworks.

During our pre-closing period, if you are approached by a Hortonworks employee seeking information or collaboration, please let Richie Day or Jay Wedge know.

Similarly, if a prospect or current customer asks for a joint-meeting between us and Hortonworks so we can collaborate or for other purposes, please let Richie Day or Jay Wedge know.

Q: What products will be sold by the merged companies and what products will be sunsetted?

Both companies have active sales cycles and customers already in production on our respective platforms. Those customers will continue to be supported on the products they are running or that they purchase pursuant to their contracts.

After the transaction closes, we will work to quickly merge the two platform lines into a single superior unified platform offering for the market. In many cases we share underlying open source components. In others, we have complementary offerings that do not overlap, and will include them both. In a few cases, we each have components whose function overlaps. We will use business and engineering judgment to select the one that serves as the long-term foundation in the product, and then make sure that it supports all the features that either company’s customers depend on. Our intent is to offer customers a superior unified platform, upgrading the consolidated product from either company.

This is the same way that we handled the combination with the Intel platform when they made their investment in our company.

Q: What about our other products?

Each of us has products that the other doesn’t offer. Hortonworks has invested in streaming data ingest and processing, well-suited to IoT workloads. Cloudera has Data Science Workbench and Workload Experience Manager, among others. We believe that these represent good cross-sell opportunities into each other’s installed bases, post-closing.

Q; What can we do together that we couldn’t have done separately?

Our development teams already coordinate on shared open source components, and duplicate the other’s work on testing, documentation and so on. The combination lets us concentrate those investments, increasing our resources available to work on other areas. Aligning on a single common offering in our converged product eliminates duplication and lets us combine the strengths of each to deliver more to our customers. Scale and a larger customer base creates more opportunities to sell our IoT, DW and ML capabilities, driving more revenue and permitting more investment at responsible margins.

Q: Can I trade in Cloudera stock during the pre-closing period?

A: Our Insider Trading Policy continues to apply, which means you can trade in Cloudera stock only if you are not subject to a quarterly or special blackout and you are not in possession of material, non-public information about Cloudera.

In addition, given the relationship between our companies, information about Hortonworks might be considered information about Cloudera and its securities as well. Thus, employees are also prohibited from trading in Cloudera securities while in possession of material nonpublic information about Hortonworks.

Q: Can I trade in Hortonworks stock during the pre-closing period?

A: Given the relationship between our companies, material non-public information about Cloudera might be considered information about Hortonworks as well. Thus, employees are prohibited from trading in Hortonworks securities if they know material non-public information about Hortonworks OR Cloudera.

Q: Will this merger affect my equity?

A: There will be no changes to any Cloudera equity you currently own. You will continue to be subject to our Insider Trading Policy – please see the question above.

Q: Can we talk about the transaction? What can we say between now and the close of the transaction to our customers, partners, friends, and family?

A: You can relay to them any publicly available information, such as information included in the press release announcing the merger. It is important, however, to not speculate to anybody outside the company (including via social media such as Facebook, Twitter, or blogs) about the anticipated timing of completion of the merger, what may happen once the merger is complete, or any other non-public information.

Posting about the company is only allowed pursuant to our social media policy. With respect to this deal, all posts must be pre-approved by our legal team or investor relations team. Please contact either Jay Wedge or Richie Day before making any posts about our merger.

If you are going to post about this merger on social media, the following text is pre-approved:

“Cloudera and Hortonworks agree to merge! Learn more here: [link to PR]”

Q: What should I do if somebody from the media or an investor contacts me?

A: You are not allowed to speak to the media or investors on behalf of the company about this deal or other Cloudera business matters. It is important that we communicate with one voice. Please forward any inquiries from the media or investors to Mick Hollison and Kevin Cook.

Q: What should I do now? What happens next?

A: Between now and when we close the merger, we are two separate companies and you should continue to focus on your job. It’s business as usual. We will be running a post-merger integration (PMI) process to bring the two companies together. You will hear more from this planning and integration team in both the planning phase (pre-merger) and post-merger.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such statements are subject to risks and uncertainties that include, but are not limited to: (i) Cloudera or Hortonworks may be unable to obtain stockholder approval as required for the merger; (ii) other conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Cloudera or Hortonworks to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Cloudera or Hortonworks does business, or on Cloudera’s or Hortonworks’ operating results and business generally; (v) Cloudera’s or Hortonworks’ respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Cloudera or Hortonworks may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (x) the risk that Cloudera or Hortonworks may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; and (xi) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Cloudera and Hortonworks are set forth in their respective filings with the Securities and Exchange Commission (SEC), including each of Cloudera’s and Hortonworks’ most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Part II of Cloudera’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2018 under the heading “Risk Factors” and Item 1A of Part II of Hortonworks’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 under the heading “Risk Factors.” The risks and uncertainties described above and in Cloudera’s most recent Quarterly Report on Form 10-Q and Hortonworks’ most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Cloudera and Hortonworks and their respective businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Cloudera and Hortonworks file from time to time with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Cloudera and Hortonworks assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger between Cloudera and Hortonworks, Cloudera intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus of Cloudera and Hortonworks and other documents concerning the proposed merger with the

SEC. The definitive proxy statement will be mailed to the stockholders of Cloudera and Hortonworks in advance of the special meeting. BEFORE MAKING ANY VOTING DECISION, CLOUDERA’S AND HORTONWORKS’ RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF CLOUDERA AND HORTONWORKS WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Cloudera and Hortonworks, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Cloudera and Hortonworks make available free of charge at www.cloudera.com and www.hortonworks.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Cloudera, Hortonworks and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Cloudera and Hortonworks in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus referred to above. Security holders may also obtain information regarding the names, affiliations and interests of Cloudera’s directors and executive officers in Cloudera’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, which was filed with the SEC on April 4, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on May 16, 2018. Security holders may obtain information regarding the names, affiliations and interests of Hortonworks’ directors and executive officers in Hortonworks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 15, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on April 24, 2018. To the extent the holdings of Cloudera securities by Cloudera’s directors and executive officers or the holdings of Hortonworks securities by Hortonworks’ directors and executive officers have changed since the amounts set forth in Cloudera’s or Hortonworks’ respective proxy statement for its 2018 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the joint proxy statement/prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Cloudera’s website at www.cloudera.com and Hortonworks’ website at www.hortonworks.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.